Exhibit 99.1

Media Contact	Investor Contact
Bob Guenther, 203-578-2391	Glenn MacInnes, 203-578-2327
rguenther@websterbank.com	Chief Financial Officer
gmacinnes@websterbank.com
Webster Financial Agrees to Acquire Health Savings Account Business
from JPMorgan Chase

WATERBURY, Conn., September 23, 2014 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., said today that it had signed a definitive agreement to acquire the health savings account (HSA) business from JPMorgan Chase Bank, N.A., a subsidiary of JPMorgan Chase & Co. (NYSE: JPM).

Under the agreement, approximately 700,000 accounts, including an estimated $1.3 billion in deposits and $175 million in investments, will migrate from JPMorgan Chase Bank to HSA Bank, a division of Webster Bank and a leading administrator and depository of health savings accounts, over a transitional period. The transaction is subject to regulatory approval and customary closing conditions.

“This acquisition will solidify HSA Bank’s position as a leading provider of health savings accounts with nearly $4 billion in assets under administration in more than 1.4 million accounts and will accelerate HSA Bank’s strategy to increase penetration of the carrier and large employer markets,” said James C. Smith, chairman and chief executive officer of Webster. “HSAs are growing rapidly and transforming the way consumers use and pay for health care. HSAs attract long-duration transaction deposits which provide a stable source of funding for Webster’s loan growth.”

In the near term, Webster will use approximately 60 percent of the deposits to pay down short-term borrowings with the remaining funds invested in securities.

Transaction consideration will be all cash; the purchase price was not disclosed. Webster expects the transaction to be modestly accretive to earnings per share and return on equity in the first year following closing. The transaction is expected to improve Webster’s loan-to-deposit ratio to approximately 80 percent from 87 percent pro forma at June 30, 2014. The company estimates the transaction will have tangible book value dilution of approximately 3 percent. JPMorgan Chase has advised Webster that the transaction is not expected to have a material impact on JPMorgan Chase’s earnings.

Chad Wilkins, president of HSA Bank, said, “As one of the pioneers in health savings accounts, HSA Bank has earned a reputation as an expert in the consumer directed health plan space and for the highest quality customer service. We look forward to a seamless transition of deposits to HSA Bank. We are confident that our new accountholders, employers, and carriers will be delighted with the HSA Bank experience.”

Based in Sheboygan, Wis., HSA Bank ranks as one of the most experienced HSA providers in the nation with $2.4 billion in assets under administration ($1.75 billion in deposits and nearly $700 million in investment accounts) as of June 30; 700,000 accounts; 30,000 employer relationships; and integrations with 15 health plans and third party administrators. HSA Bank offers broad account capabilities and industry leading technology to help HSA clients and customers manage their healthcare funds including:

•	Investment options including the ability to select from thousands of mutual funds, ETFs, stocks, and fixed income products through integrations with leading investment providers;

•	Health Reimbursement Accounts, Flexible Spending Accounts, and Commuter Benefit Accounts;

•	Online investment tools, education, and guidance to help HSA customers manage their funds and healthcare decision-making;

•
myHealth Portfolio, an online dashboard that gives individuals a consolidated view of their healthcare finances along with the ability to pay healthcare bills easily and conveniently with online billpay, debit card, or check; and

•	A dedicated, industry leading Call Center in its headquarters state of Wisconsin.

ABOUT HSAs - First marketed in 2004, HSAs increasingly are finding favor among employers and consumers. In 2013, the number of individuals with HSAs rose to 7.2 million from 6.6 million while assets in HSAs increased to $16.6 billion from $11.3 billion, according to the Employee Benefits Research Institute. HSAs provide a tax-advantaged way for consumers to pay and save for current and future medical expenses. Besides being pre-tax, contributions to an HSA are fully portable and can remain in the account and grow until withdrawn. Eligibility to participate in an HSA is not subject to an income ceiling. Annual contributions in 2014 are limited to $3,300 for an individual and $6,550 for a family. Withdrawals to pay for qualified medical expenses are not taxable as income, and HSAs do not require accountholders to take minimum annual distributions upon reaching age 70 nor are they subject to ordinary income taxes upon death.

Deutsche Bank acted as financial adviser to Webster. J.P. Morgan Securities, LLC, acted as financial adviser to JPMorgan Chase. Hogan Lovells acted as legal adviser to Webster, and Wachtell, Lipton, Rosen & Katz acted as legal adviser to JPMorgan Chase.

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About Webster
Webster Financial Corporation is the holding company for Webster Bank. With $22 billion in assets, Webster provides business and consumer banking, mortgages, private banking, trust and investment services through 166 banking offices; 311 ATMs; telephone banking; mobile banking; and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank headquartered in Wisconsin. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com or follow us on LinkedIn http://linkedin.com/company/webster-bank and Twitter https://twitter.com/WebsterBank. For more information on HSA Bank, visit www.hsabank.com.